Exhibit 99.2

SECOND AMENDED AND RESTATED

PH GROUP PARENT CORP.

StOCK OPTION PLAN

(As Amended Through August 28, 2018)

1.       Purpose. The purpose of the Plan is to assist the Company to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to, the Company and its Subsidiaries and to promote the success of the Company’s business by providing such participating individuals with a proprietary interest in the performance of the Company. The Company believes that this incentive program will cause participating officers, employees, consultants and non-employee directors to increase their interest in the welfare of the Company, its Subsidiaries and Affiliates and to align those interests with those of the stockholders of the Company, its Subsidiaries and Affiliates.

2.       Definitions. For purposes of the Plan:

2.1       “Adjustment Event” shall have the meaning ascribed to such term in Section 7.1.

2.2       “Affiliate” shall mean with respect to any entity, any entity that the Company, either directly or indirectly through one or more intermediaries, is in common control with, is controlled by or controls, each within the meaning of the Securities Act.

2.3       “Affiliated Physician” shall mean any licensed physician that: (i) is performing services on behalf of the Company or its Affiliate pursuant to a written agreement with the Company or such Affiliate, (ii)  has an ownership interest in an Affiliate of the Company that performs professional services on its own behalf, or (iii)  has a professional practice that is being managed by the Company or an Affiliate, provided, that, in each case, such licensed physician is providing services to the Company, an Affiliate or another entity that is a “service recipient” as defined in Treas. Reg. § 1.409A-1(g) such that common stock of the Company is “service recipient stock” as defined in Treas. Reg. §1.409A-1(b).

2.4       “Assumed Options” shall mean options that were granted under the Plan pursuant to the Company’s assumption of the Amended and Restated PH Group Holdings Corp. 2014 Stock Option Plan and outstanding options thereunder on August 11, 2016.

2.5       “Board” means the Board of Directors of the Company.

2.6       “Cause” shall mean, (a) if the Participant is a party to an employment or a severance agreement with the Company or one of its Subsidiaries or Affiliates, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, or (b) if the Participant is not a party to an employment or severance agreement with the Company or one of its Subsidiaries or Affiliates, (i) the Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (ii) the Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or negligence relating to the Company or any of its Subsidiaries or Affiliates or the performance of the Participant’s duties, (iii) the Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or of the Subsidiary or Affiliate at which the Participant is employed or provides services, or of the Board, or (B) comply with any written rules, regulations, policies or procedures of the Company or a Subsidiary or Affiliate at which the Participant is employed or to which the Participant provides services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company or any of its Subsidiaries or Affiliates, (iv) the Participant’s violation of any Restrictive Agreement to which the Participant is a party, or (v) the Participant’s deliberate and continued failure to perform his or her material duties to the Company or any of its Subsidiaries or Affiliates.

2.7       “Change in Control” shall mean

(a) any transaction, whether in a single transaction or in a series of related transactions, with an Independent Third Party or group of Independent Third Parties, whether by sale of interests of Parent, merger, recapitalization, reorganization, combination, consolidation, or otherwise, pursuant to which any one or more of such Independent Third Parties, directly or indirectly, acquires (A) an aggregate number of Class A Units of Parent possessing the voting power to elect a majority of the members of Parent’s Board of Managers and more than fifty percent (50%) of the aggregate number of Class A Units of Parent then outstanding or (B) assets constituting all or substantially all of the assets of Parent and its Subsidiaries (as determined on a consolidated basis), or

(b) any transaction, whether in a single transaction or in a series of related transactions, with an Independent Third Party or group of Independent Third Parties, whether by sale of capital stock of the Company, merger, recapitalization, reorganization, combination, consolidation, or otherwise, pursuant to which any one or more of such Independent Third Parties, directly or indirectly, acquires, (A) securities of the Company possessing at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company or (B) assets constituting all or substantially all of the assets of the Company and its Subsidiaries (as determined on a consolidated basis).

For the avoidance of doubt, a transaction that is a Change in Control may but need not also be a Corporate Transaction or a Liquidity Event.

2.8       “Code” means the Internal Revenue Code of 1986, as amended.

2.9       “Committee” means the Compensation Committee of the Board, unless otherwise specified by the Board, in which event the Committee shall be as specified by the Board, which Committee shall administer the Plan and perform the functions set forth herein. If there is no Compensation Committee and the Board does not specify otherwise, or if the Board elects to act as the Committee (generally or for any specific action), the Committee shall mean the Board.

2.10       “Company” means PH Group Parent Corp., a Delaware corporation, or any successor thereto.

2.11       “Company Liquidity Event” means (i) any event immediately following which Parent, the Investor Related Parties and their respective Affiliates, directly or indirectly, beneficially own no capital stock of the Company or (ii) the sale of all or substantially all of the assets of the Company to one or more Independent Third Parties.

2.12       “Consultant” means any consultant or advisor who is a natural person and who renders services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities, but who is not an Employee or Director.

2.13       “Corporate Transaction” means (a) a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock, (b) a liquidation or dissolution of the Company or (c) a sale of all or substantially all of the assets or capital stock of the Company to an Independent Third Party.

2.14       “Director” means a member of the Board.

2.15       “Disability” means permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this Section 2.15, in the event any Option is considered to be “deferred compensation” as that term is defined under Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Disability” for purposes of such Option shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.16       “Effective Date” means the date of the Plan’s approval by the Board.

2.17       “Eligible Individual” means any Employee, Director, Consultant or Affiliated Physician.

2.18       “Employee” means any individual (i) performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records or (ii) who is an employee of Brighton Health Management Corp., a Delaware corporation or Brighton Health Plan Services Holdings Corp., a Delaware corporation and its Subsidiaries and who is providing services to the Company or its Subsidiaries. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or any Affiliate, or between the Company and any Affiliates.

2.19       “Fair Market Value” means, as of any date: (a) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the value of such Shares on that date, as determined by the Committee; or (b) if the Shares are listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices. Notwithstanding the foregoing, in the event of a transaction involving the equity or assets of Parent in which the value of the equity interests of Parent is determined, the determination of the Fair Market Value of the Shares is shall be made by the Board of Managers of Parent.

2.20       “Fully-Diluted Basis” means, as of a particular time and without duplication, the aggregate number of Class A Units of Parent outstanding at such time, determined by treating all outstanding options as having been exercised and by treating all convertible securities as having been converted (whether or not then convertible or convertible thereafter); provided, however, that in no event shall profits interest units of Parent be included in the determination of Fully Diluted Basis.

2.21       “Goldman Sachs” shall mean Goldman, Sachs & Co., together with The Goldman Sachs Group, Inc. (or any Person that succeeds to the business of The Goldman Sachs Group, Inc., substantially in its entirety), and its other Subsidiaries and Affiliates.

2.22       “GS Partner” means any Person who is a passive investor in any investments, funds, vehicles or accounts that are managed, sponsored or advised by the Investor or any of its Affiliates within the Merchant Banking Division of Goldman, Sachs & Co.

2.23       “Immediate Family Member” means, with respect to any member of Parent who is an individual, each parent, spouse or descendant (including those adopted) of such individual and each custodian or guardian of any property of one or more of such Persons in the capacity as such custodian or guardian.

2.24       “Independent Third Party” means any Person, directly or indirectly (including through such Person’s Affiliates), who, immediately prior to a contemplated transaction, (a) does not own in excess of 5% of Parent’s equity interests on a Fully-Diluted Basis (a “5% Owner”), (b) is not controlling, controlled by or under common control with, any such 5% Owner, (c) is not an Immediate Family Member of any such 5% Owner or a trust for the benefit of such 5% Owner, and/or such other Persons and (d) is not an Investor Related Party.

2.25       “Investor Related Parties” means, as applicable, any member of, or collectively, among Broad Street Principal Investments, L.L.C., a Delaware limited liability company, MBD 2013 Holdings, L.P., a Cayman Islands exempted limited partnership, and Bridge Street 2013 Holdings, L.P., a Cayman Islands exempted limited partnership, The Goldman Sachs Group, Inc., any GS Partner, and each of their respective Affiliates, and, in the case of each of the foregoing, each of their respective general partners, managers, directors, and employees.

2.26       “Liquidity Event” means a Company Liquidity Event or a Parent Liquidity Event.

2.27       “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Parent dated August 29, 2014, as amended from time to time.

2.28        “Option” shall mean an option to purchase Shares granted or assumed under the Plan and, for the avoidance of doubt, shall include any Assumed Option.

2.29       “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Option and setting forth the terms and conditions thereof.

2.30       “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.31       “Parent” means Brighton Health Group Holdings, LLC, a Delaware limited liability company.

2.32       “Parent Liquidity Event” means (i) any event immediately following which the Investor Related Parties beneficially own no equity interests of Parent or (ii) the sale of all or substantially all of the assets of Parent to one or more Independent Third Parties

2.33       “Participant” means an Eligible Individual to whom an Option has been granted under the Plan.

2.34       “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association or other entity or association.

2.35       “Plan” means this Second Amended and Restated PH Group Parent Corp. Stock Option Plan, as amended from time to time.

2.36       “Plan Termination Date” means the date that is ten years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 9.3 hereof.

2.37       “Restrictive Agreement” means any agreement between the Company or a Subsidiary and the Participant that contains non-competition, non-solicitation or confidentiality restrictions on such Participant.

2.38       “Securities Act” means the Securities Act of 1933, as amended.

2.39       “Shares” means the common stock, par value $0.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.40       “Subsidiary” means, in respect of the Parent or the Company, as applicable, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code.

2.41       “Termination”, “Terminated” or “Terminates” shall mean (a) with respect to a Participant who is an Employee, the date such Participant ceases to be employed by the Company and its Subsidiaries or Affiliates, (b) with respect to a Participant who is a Consultant, the date such Participant ceases to provide services to the Company and its Subsidiaries, (c) with respect to a Participant who is a Director, the date such Participant ceases to be a Director, or (d) with respect to a Participant who is an Affiliated Physician, the date on which (x) such Participant ceases to perform services on behalf of the Company and its Affiliates, (y) such Participant’s professional practice entity’s service relationship with the Company or any of its Affiliates terminates or (y) such Participant’s ownership interest in an Affiliate of the Company that performs professional services on its own behalf ceases, in each case, for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency). Unless otherwise set forth in an Option Agreement, (a) if a Participant is both an Employee and a Director and terminates as an Employee but remains as a Director, the Participant will be deemed to have continued in employment without interruption and shall be deemed to have Terminated upon ceasing to be a Director and (b) if a Participant who is an Employee, Director or Affiliated Physician ceases to provide services in such capacity and becomes a Consultant, the Participant will thereupon be deemed to have been Terminated.

2.42       “Total Invested Capital” means the aggregate cost of all Shares acquired by Parent which as of August 28, 2018 equals $207,000,000.

2.43       “Transaction Proceeds” means the aggregate proceeds paid or to be paid or distributed to Parent in respect of its Shares prior to or in connection with a Liquidity Event which, in the case of a Parent Liquidity Event, shall be the amount deemed to be paid to Parent pursuant to the penultimate sentence in Section 8.1.  The amount of the Transaction Proceeds, including the value of any non-cash consideration, paid or distributed prior to or in connection with the Liquidity Event, shall be determined by the Committee.

2.44       “Transaction Share Price” means the price per Share to be paid or distributed to the Company’s stockholders in the Corporate Transaction or Liquidity Event which, in the case of a Parent Liquidity Event, shall be the amount deemed to be paid to the Company’s stockholders pursuant to the penultimate sentence in Section 8.1. The value of any non-cash consideration paid or distributed in the Corporate Transaction or Liquidity Event shall be determined by the Committee.

3.       Administration.

3.1       Committee; Procedure. The Plan shall be administered by the Committee, which shall hold meetings when it deems necessary and shall keep minutes of its meetings. The Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan properly, including the power and duty to construe and interpret the Plan and to determine all questions arising under it. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretations and determinations shall be final, binding and conclusive upon all Persons. The Committee may also establish, from time to time, such regulations, provisions, procedures, and conditions regarding the Options and granting of Options, which in its opinion may be advisable in administering the Plan. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by all of its members, shall be the acts of the Committee.

3.2       Board Reservation. The Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent the Board has reserved to itself or exercises the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

3.3       Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)       select those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share of each Option, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b)       construe and interpret the Plan and the Options granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or in any Option Agreement in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply any applicable provision of the Code and other applicable law, and otherwise make the Plan fully effective;

(c)       determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan;

(d)       terminate outstanding Options with the consent of the Participant or as provided in Section 8 without the Participant’s consent;

(e)       exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)       generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4       Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who receive, or are eligible to receive, Options (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Option Agreements, as to the Eligible Individuals to receive Options under the Plan and the terms and provision of Options under the Plan. All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein.

3.5       Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the

Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

4.       Stock Subject to the Plan.

4.1       Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the Shares that may be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be issued under the Plan shall not exceed 18,985,846, (i) with the number of Shares subject to Options (A) granted prior to April 19, 2018 or (B) denominated as “Base Pool Options” (collectively, (A) and (B), the “Base Pool”) not to exceed 15,923,611, and (ii) the number of Shares subject to Options denominated as “Super Tranche Pool Options” (the “Super Tranche Pool”) not to exceed 3,062,235.

4.2       Effect of the Expiration or Termination of Options. In the event that any outstanding Option or portion thereof expires, is cancelled, forfeited, or is otherwise terminated for any reason without having been exercised, the Shares allocable to the expired, cancelled, forfeited, or otherwise terminated portion of the Option may again be the subject of Options granted hereunder, with the Shares being returned to the Base Pool or the Super Tranche Pool based on whether the Option was originally a Base Pool Option or a Super Tranche Pool Option.

5.       Stock Options.

5.1       Authority of Committee. The Committee may grant Options to Eligible Individuals in accordance with the Plan, the terms and conditions of the grant of which shall be set forth in an Option Agreement.

5.2       Option Price. The Option Price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Option Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.

5.3       Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Option shall not be exercisable after the expiration of ten years from the date it is granted. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event shall the period be extended to a date that is later than the latest date upon which the Option could have expired pursuant to its original terms.

5.4       Vesting/Exercisability. The Committee shall determine and set forth in the applicable Option Agreement the time or times at which an Option shall become vested and exercisable. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5       Termination of Employment. The Option Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon Termination, which shall, as the Committee may in its discretion, be determined at the time the Option is granted or at anytime thereafter, and which terms and conditions may include provisions regarding the treatment of an Option in the event of a Termination by reason of a divestiture of any Subsidiary or business unit or other assets of the Company or any Subsidiary.

5.6       Method of Exercise. The exercise of an Option shall be made only by giving notice in the form and to the Person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Option Agreement pursuant to which the Option was granted provided, that, the Company may require that a Participant provide notice of intent to exercise an Option prior to such exercise. The Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee and set forth in the Option Agreement, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six months prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) if permitted by the Committee and set forth in the Option Agreement through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Option Price. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Participant shall deliver the Option Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Option Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.7       Exercise by the Participant. In addition, except as provided in the Option Agreement, Options granted under the Plan shall be exercisable only by the Participant or the Participant’s Beneficiary (as defined below) or legal representative. The Company may require proof satisfactory to it as to the right of the Beneficiary or legal representative to exercise the Option.

5.8       Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised in accordance with the terms of the Option Agreement, (b) the Company shall have issued and delivered Shares to the Participant and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Option Agreement. The Option Agreement may contain such other conditions to the exercise of an Option as the Committee from time to time shall determine.

6.       Transferability of Options and Shares.

6.1       Non-Transferability of Options. Except as set forth in Section 6.3 or as otherwise permitted by the Committee and as set forth in the applicable Option Agreement, either at the time of grant or at anytime thereafter, no Option shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this Section 6 shall be null and void.

6.2       Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, transfer restrictions, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded and restrictions under any blue sky or state securities laws applicable to such Shares.

6.3       Beneficiary Designation. Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) who may exercise any rights of the Participant under any Option granted under the Plan in the event of the Participant’s death before he or she exercises any such rights or such Option is settled. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation or if under applicable law such designation is not valid or effective, rights, if any, to be exercised following the Participant’s death shall be exercised by the Participant’s estate.

7.       Adjustment upon Changes in Capitalization.

7.1        In the event that (a) the outstanding Shares are changed into or exchanged for a different number or kind of shares of stock or other securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, substitution of securities or other equity interests of the Company or other similar corporate event or transaction or (b) there is an extraordinary dividend or distribution by the Company, in cash or property, in respect of its Shares or other capital stock or securities convertible into capital stock (any event described in (a) or (b), an “Adjustment Event”), the Committee shall determine the appropriate adjustments (if any) to (i) the maximum number and kind of shares of stock or other securities or other equity interests as to which Options may be granted under the Plan, (ii) the number and kind of Shares or other securities covered by any or all outstanding Options that have been granted under the Plan and (iii) the Option Price and any other terms of outstanding Options.

7.2       Any adjustment pursuant to Section 7.1 to any Option that is not subject to Section 409A of the Code, shall be made in a manner that would not subject the

Option to Section 409A of the Code and, with respect to any Option that is subject to Section 409A of the Code, in a manner that complies with Section 409A of the Code and all regulations and other guidance issued thereunder.

7.3       If, by reason of an Adjustment Event, pursuant to an Option, a Participant shall be entitled to, or shall be entitled to exercise the Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation or entity, such new, additional or different shares shall thereupon be subject to all of the terms, conditions and restrictions which were applicable to the Shares subject to the Option, prior to such Adjustment Event.

8.       Effect of Certain Transactions.

8.1       Corporate Transactions / Liquidity Events. (a) Except as otherwise provided in the applicable Option Agreement, in the event of a Corporate Transaction or a Liquidity Event, all outstanding Options shall terminate upon the consummation of the Corporate Transaction or Liquidity Event, unless provision is made in connection with such transaction, in the sole discretion of the Committee or the parties to the Corporate Transaction or Liquidity Event, for the assumption or continuation of such Options by, or the substitution for such Option of new awards of, the surviving, or successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, if applicable, option exercise prices, and other terms of such new awards as the Committee or the parties to the Corporate Transaction or Liquidity Event shall agree. In the event that provision is made in writing as aforesaid in connection with a Corporate Transaction or Liquidity Event, the Plan and the unexercised Options theretofore granted or the new options or other awards substituted therefor shall continue in the manner and under the terms provided in such writing. Notwithstanding the foregoing, Options that are vested and exercisable (including those Options that would become vested and exercisable upon the consummation of the Corporate Transaction or Liquidity Event) shall not be terminated upon the consummation of the Corporate Transaction or Liquidity Event unless (i) the holders of affected Options are provided a period of at least fifteen (15) calendar days prior to the date of the consummation of the Corporate Transaction or Liquidity Event to exercise the Options or (ii) the holders of affected Options are provided payment (in cash or other consideration in connection with the consummation of the Corporate Transaction or Liquidity Event, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Option being terminated an amount equal to the excess, if any, of the Transaction Share Price over the Option Price of the Option. In the case of a Parent Liquidity Event, the Committee shall determine the Transaction Share Price or the Transaction Proceeds, as applicable, deemed to be paid to Parent based on the amount paid or distributed to the Parent’s equity holders that is attributable to the Company. For the avoidance of doubt, with respect to any Option for which the Option Price is greater than the Transaction Share Price, the Option may be terminated without any payment therefor.

(b)       Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any Corporate Transaction or Liquidity Event the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to the Corporate Transaction or Liquidity Event (and any such action may be made contingent upon the occurrence of the Corporate Transaction or Liquidity Event):

(i)       cause any or all unvested Options to become fully vested and immediately exercisable and/or provide the Participants a reasonable period of time prior to the date of the consummation of the Corporate Transaction or Liquidity Event to exercise the Options; or

(ii)       provide the holders of unvested Options a payment (in cash and/or other consideration) in respect of each Share covered by the Option being terminated in an amount equal to all or a portion of the excess, if any, of the Transaction Share Price over the Option Price of the Option.

8.2       Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Committee shall notify each Optionee who holds an Option as soon as practicable prior to the effective date of such proposed transaction and each Optionee shall be entitled to exercise the vested portion of such Option or any portion thereof prior to the effective time of such dissolution or liquidation; provided that the Committee may, at its option, in lieu of exercise of such Options, provide the holders of affected Options payment (in cash and/or other substitute consideration) in respect of each Share covered by the Option that otherwise could be exercised an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the transaction (the Fair Market Value of any non-cash consideration to be determined by the Committee in good faith) over the Option Price. The Committee in its sole and absolute discretion may also permit an Optionee to exercise the unvested portion of his or her Option or any portion thereof prior to such dissolution or liquidation. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such dissolution or liquidation.

8.3       Without limiting the generality of the foregoing or being construed as requiring any such action, in connection with any such Corporate Transaction, Liquidity Event or dissolution or liquidation of the Company:

(a)       the Committee may, in its sole discretion, provide in the transaction agreement or otherwise for different treatment for different Options held by different Participants or held by the same Participant; or

(b)       any action permitted under this Section 8 may be taken without the need for the consent of any Participant. To the extent a Corporate Transaction or Liquidity Event also constitutes an Adjustment Event and action is taken pursuant to this Section 8 with respect to an outstanding Option, such action shall conclusively determine the treatment of such Option in connection with such Corporate Transaction or Liquidity Event notwithstanding any provision of the Plan to the contrary (including Section 7).

(c)       to the extent the Committee chooses to make payments to affected Participants pursuant to Section 8.1(a)(ii), Section 8.1(b)(ii) or Section 8.2, any Participant who has not returned any letter of transmittal or similar acknowledgment delivered to the Participant that the Committee requires be signed in connection with such payment within the time period established by the Committee for returning any such letter or similar acknowledgement shall forfeit his or her right to any payment and his or her associated Options may be terminated without any payment therefor.

9.       Term; Plan Termination and Amendment of the Plan; Modification of Options.

9.1       Effective Date and Duration of Plan. The Plan shall be effective on the Effective Date. The Plan shall terminate on the Plan Termination Date and no Option shall be granted after that date. The applicable terms of the Plan and any terms and conditions applicable to Options granted prior to the Plan Termination Date shall survive the termination of the Plan and continue to apply to such Options.

9.2       Stockholder Approval. The Plan shall be approved by the holders of a majority of the outstanding Shares of the Company entitled to vote by the later of (a) within 12 months before or after the Plan is adopted or (b) prior to or within 12 months of the grant of any Options under the Plan. Any grant of Options under the Plan which occurs before stockholder approval is obtained shall be rescinded if stockholder approval is not obtained in the manner described in the preceding sentence.

9.3       Plan Amendment or Plan Termination. The Board may earlier terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)       no such amendment, modification, suspension or termination shall impair or adversely affect the rights of a Participant with respect to any Options theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b)       to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation or exchange requirement.

9.4       Modification of Options. No modification of an Option shall adversely alter or impair any rights or obligations under the Option without the consent of the Participant.

10.       Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

11.       Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)       give any person any right to be granted an Option other than at the sole discretion of the Committee;

(b)       limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of or the provision of services by any person at any time;

(c)       be evidence of any agreement or understanding, express or implied, that the Company will pay any Person at any particular rate of compensation or for any particular period of time; or

(d)       be evidence of any agreement or understanding, express or implied, that the Company will employ any Person at any particular rate of compensation or for any particular period of time.

12.       Regulations and Other Approvals; Governing Law.

12.1       Governing Law. Except as to matters of federal law, this Plan shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

12.2       Compliance with Law.

(a)       The obligation of the Company to deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)       The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

(c)       Each grant of an Option and the issuance of Shares or other settlement of the Option are subject to compliance with all applicable federal, state and foreign law. Each Option Agreement shall contain all provisions required by applicable federal, state and foreign securities laws in order to enable the Company to avail itself of any necessary exemptions from registration under such laws. Notwithstanding anything herein or in any Option Agreement pursuant to which Options are granted to the contrary, the Company shall not be required to issue Shares pursuant to the exercise of any Option granted under the Plan unless the Company’s counsel has advised the Company that such exercise and issuance comply with all applicable laws including, without limitation, all applicable federal, state and foreign securities laws. The Company shall be under no obligation to register for sale under the

Securities Act, or any other applicable state or foreign law any of the Shares to be offered or sold under the Plan. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act or any other applicable state or foreign law, the Company may restrict the transfer of such Shares and may legend the certificates representing such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

12.3       Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Option Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

13.       Miscellaneous.

13.1       No Employment Rights. Nothing in the Plan or in any Option Agreement shall (a) confer on any Person any right to continue in the employ of or continue any business relationship with the Company, any Subsidiary or successor, (b) affect the right of the Company or any Subsidiary or successor to Terminate any Person at any time, or (c) be deemed a waiver or modification of any provision contained in any agreement between an Employee, Director, or Consultant and the Company or any Subsidiary.

13.2       Forfeiture Events; Clawback. The Committee may specify in an Option Agreement that the Participant’s rights, payments and benefits with respect to an Option shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Option.

13.3       Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to or in substitution for one or more Options previously granted to that Eligible Individual.

13.4       Withholding of Taxes. The Company or any of its Subsidiaries may withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Option under the Plan. The Company or any of its Subsidiaries shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Company or any of its Subsidiaries to meet any tax reporting obligation as a condition to exercise or before making any payment or the issuance or release of any Shares pursuant to an Option. If specified in an Option Agreement at the time of grant or otherwise approved by the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Option, elect to (a) make a cash payment to the Company equal to the withholding taxes or (b) (I) have withheld a portion of the Shares then issuable to him or her or (II) surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Option, in the case of (b)(I) or b(II), having an aggregate Fair Market Value equal to the statutory minimum withholding tax rates.

13.5       Section 409A Compliance. All Options granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and all regulations and other guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option) to cause the Plan or any Option granted hereunder to comply with Section 409A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan. Notwithstanding the foregoing, a Participant shall be solely responsible for, and nothing herein shall obligate the Company to pay for or on behalf of any Participant, any taxes imposed on such Participant under Section 409A in respect of any Option granted under the Plan.

13.6       Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Option granted under the Plan.

ANNEX A

(Provisions Applicable to Options Issued in California)

To the extent not in accordance with the foregoing plan, the following shall govern all Options granted and securities sold to residents of California:

1.       Options shall be exercisable for not more than 120 months from the date the Option is granted.

2.       Options granted pursuant to the plan shall not be transferred other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

3.       The number of securities purchasable pursuant to any Option and the exercise price thereof and the number of securities allocated to any Participant pursuant to any other Option granted under the Plan, shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the issuer’s equity securities without the receipt of consideration by the issuer, of or on the issuer’s class or series of securities underlying the Option.

4.       Unless the Participant’s employment is terminated for cause as defined by applicable law, the right to exercise the Option in the event of termination of employment, to the extent that the Participant is entitled to exercise on the date employment terminates, shall continue until the earlier of the Option expiration date or (1) at least 6 months from the date of termination if termination was caused by death or disability, or (2) at least 30 days from the date of termination if termination was caused by other than death or disability.

5.       No Options may be granted more than 10 years from the date the Plan or agreement is adopted or the date the Plan or agreement is approved by the issuer’s security holders, whichever is earlier.

Annex A